Exhibit 99.1

Date: June 30, 2023

Moatable, Inc.

45 West Buchanan Street

Phoenix, AZ 85003

James Liu

via Email: james.liu@renren-inc.com

Re: Your Sabbatical

Dear James:

This letter (this “Letter”) memorializes our agreement regarding your sabbatical with Moatable, Inc. (the “Company”).

Your sabbatical will begin on June 30, 2023, and will continue through and including June 29, 2024 (such period, your “Sabbatical”). During your Sabbatical, you will remain an at-will employee of the Company but are not expected to and should not fulfill any of your regular duties as an employee. You will, however, continue to serve as a member of the Board of Directors of the Company (the “Board”). During your Sabbatical, you will cease to be paid your base salary and benefits. You also will not be eligible to earn your annual bonus during your Sabbatical; however, you will receive $30,000 per annum, paid in arrears quarterly, for your service on the Board.

You will not be eligible to be granted an equity award in the capacity of an employee or officer under the Company’s long-term incentive program while on Sabbatical. In the event you return to active employment at the end of your Sabbatical, you will be eligible to be granted an equity award in the capacity of an employee or officer under the Company’s long-term incentive program. During your Sabbatical, the vesting of your outstanding equity awards, including your share options and restricted share units, will be tolled; however, such equity awards will remain outstanding in accordance with their terms and will recommence vesting on their existing schedule, adjusted to reflect the tolling during your Sabbatical, upon your return to active employment following the completion of your Sabbatical. Should you not return from your Sabbatical, your unvested or unexercised equity awards shall terminate and be cancelled pursuant to the terms of your award agreements.

During your Sabbatical, you will continue to have access to your Company e-mail account, certain Company facilities and certain information systems of the Company, in each case, as determined necessary or appropriate by the Company. You will also retain your Company issued laptop. You agree to only access Company proprietary information to the extent necessary to fulfill any duties to the Company you perform during your Sabbatical. For the avoidance of doubt, during and after your Sabbatical, you will remain subject to, and hereby reaffirm your obligations under the Proprietary Information and Inventions Agreement you previously entered into with the Company.

During your Sabbatical, you will remain subject to confidentiality and other obligations under the terms of your employment contract and other agreements with the Company, including those related to ownership of intellectual property. Should your employment with the Company terminate, your confidentiality and other obligations shall continue as agreed under your employment contract and other agreements with the Company, or pursuant to applicable laws and regulations.

You agree to promptly notify the Chief Executive Officer of the Company in writing if you decide not to return to active employment at the end of your Sabbatical and, unless your Sabbatical is extended prior to its specified end date of June 29, 2024 by mutual agreement between the Company and you. If you do not return to active employment at the end of your Sabbatical for any reason other than your death, your employment will be deemed to have terminated on June 29, 2024. If you die during the Sabbatical, your employment will be deemed to have terminated on your date of death and your unvested equity awards will be treated in accordance with the Company’s applicable equity incentive plans.

During your Sabbatical, you will continue to be eligible for continued coverage under the local supplementary medical insurance plan, but the statutory contribution to your existing regular social insurance and housing provident fund per current employment contract will end on June 30, 2023.

This Letter constitutes the entire and exclusive agreement between the Company and you with respect to the subject matter hereof. This Letter may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. This Letter will be governed by Arizona law, excluding laws relating to conflicts or choice of law. This Letter has been duly authorized and approved by the Compensation Committee of the Board.

Please indicate your agreement to the terms of this Letter by returning a signed copy of this Letter at your earliest convenience. If you have any questions, please contact me.

Very truly yours,

Moatable, Inc.

/s/ Joseph Chen
Joseph Chen, Chief Executive Officer

ACCEPTED AND AGREED

James Jian Liu

/s/ James Jian Liu
Date: June 30, 2023